Exhibit 10.2

TRANSACTION SEVERANCE AGREEMENT

This TRANSACTION SEVERANCE AGREEMENT (this “Agreement”), dated as of _________, is by and between TheStreet, Inc., a Delaware corporation (the “Company” or “TheStreet”), and _________ (“Participant”) and together with the Company, each a “Party” and collectively the “Parties”). This Agreement is effective as of _________, 2018 (the “Effective Date”).

[WHEREAS, the Company and Participant previously entered into a Severance Agreement dated _________ (the “Severance Agreement”) pursuant to which Participant was entitled to severance benefits upon a termination without Cause (as defined in the Severance Agreement);]

WHEREAS, the Company desires to provide Participant with enhanced severance benefits upon a Qualifying Termination (as defined below) occurring during a Transaction Period (as defined below) in lieu of the severance benefits provided for under the Severance Agreement;]1

WHEREAS, the Company desires that Participant enter into this Agreement, and Participant desires to enter into this Agreement, on the terms and conditions set forth herein; and

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Severance Benefits.

(a)            Enhanced Severance. In the event that the Company (or Successor (as defined below), if applicable) terminates Participant’s employment with the Company (or Successor, if applicable) without Cause (as defined below) or Participant resigns for Good Reason (as defined below; each, a “Qualifying Termination”) during the period beginning thirty (30) days prior to and ending eighteen (18) months following a Transaction (the “Transaction Period”); provided that such Transaction occurs on or before the second anniversary of the Effective Date, then Participant shall be entitled to the following severance benefits in lieu of the severance benefits under [the Severance Agreement or] any other written agreement with the Company:

(1) An amount equal to the greater of (i) _________ of months or (ii) _________ of weeks per year of service of his base salary (at the annual rate in effect immediately prior to termination, but in no event less than Participant’s original annual salary of $_________; and

1 NTD: For people who currently have a severance agreement.

(2) If Participant elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for himself and his eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Participant for (or pay directly) the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Participant’s Qualifying Termination) until the earlier of (x) the duration of the severance period, or (y) the date upon which Participant and/or his/her eligible dependents become covered under similar plans. COBRA reimbursements will be made by the Company to Participant consistent with the Company’s normal expense reimbursement policy; provided however, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums is likely to result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Participant, on the first day of each month of the remainder of the Transaction Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions; and

Notwithstanding the forgoing, a Participant shall not be deemed to have experienced a Qualifying Termination and, therefore, shall not be entitled to any of the severance benefits described in the Agreement [or the Severance Agreement], if, in connection with a Transaction that constitutes an asset sale either of the Company or a Relevant Business (as defined below), such Participant is offered, but rejects, an Equivalent Position (as defined below) with the Successor, and thereby terminates his/her employment with the Company in connection with such Transaction.

For purposes of this Agreement, the following terms shall have the forgoing meanings:

(i)	“Cause” shall be determined by the Compensation Committee (the “Compensation Committee”) of the Company’s Board of Directors (“Board”) in the exercise of its good faith judgment, in accordance with the following guidelines: (i) Participant’s willful misconduct or gross negligence in the performance of Participant’s obligations, duties and responsibilities of Participant’s position with the Company (including those as an employee of the Company set forth in the Company’s Code of Business Conduct and Ethics, as same may be amended from time to time provided such amendment affects all executive officers of the Company), (ii) Participant’s dishonesty or misappropriation, in either case that is willful and material, relating to the Company or any of its funds, properties, or other assets, (iii) Participant’s inexcusable repeated or prolonged absence from work (other than as a result of, or in connection with, a Disability (as defined below)), (iv) any unauthorized disclosure by Participant of Confidential Information (as defined below) or proprietary information of the Company in violation of Section 3(e), which is reasonably likely to result in material harm to the Company, (v) Participant’s conviction of a felony (including entry of a guilty or nolo contender plea) involving fraud, dishonesty, or moral turpitude, (vi) a violation of federal or state securities laws, or (vii) the failure by Participant to attempt to perform faithfully the duties and responsibilities of Participant’s position with the Company, or other material breach by Participant of this Award Agreement, provided any such failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) is not cured, to the extent cure is possible, by Participant within thirty (30) days after written notice thereof from the Company to Participant; provided, however, that no failure or breach described in clauses (i), (ii), (iii), (iv), (vi) and (vii) shall constitute Cause unless (x) the Company first gives Participant written notice of its intention to terminate Participant’s employment with the Company for Cause and the grounds of such termination no fewer than ten (10) days prior to the date of termination; and (y) Participant is provided an opportunity to appear before the Board, with or without legal representation at Participant’s election to present arguments on Participant’s own behalf; and (z) if Participant elects to so appear, such failure or breach is not cured, to the extent cure is possible, within thirty (30) days after written notice from the Company to Participant that, following such appearance, the Board has determined in good faith that Cause exists and has not, following the initial notice from the Company, been cured; provided further, however, that notwithstanding anything to the contrary in this Agreement and subject to the other terms of this proviso, the Company may take any and all actions, including without limitation suspension (but not without pay), it deems appropriate with respect to Participant and Participant’s duties at the Company pending such appearance and subsequent to such appearance during which such failure or breach has not been cured. No act or failure to act on Participant’s part will be considered “willful” unless done, or omitted to be done, by Participant not in good faith and without reasonable belief that Participant’s action or omission was in the best interests of the Company.

(ii)	“Confidential Information” shall mean any information including without limitation plans, specifications, models, samples, data, customer lists and customer information, computer programs and documentation, and other technical and/or business information, in whatever form, tangible or intangible, that can be communicated by whatever means available at such time, that relates to the Company’s current business or future business contemplated during Participant’s employment by the Company or any subsidiary, products, services and development, or information received from others that the Company is obligated to treat as confidential or proprietary (provided that such confidential information shall not include any information that (a) has become generally available to the public or is generally known in the relevant trade or industry other than as a result of an improper disclosure by Participant, or (b) was available to or became known to Participant prior to the disclosure of such information on a non-confidential basis without breach of any duty of confidentiality to the Company), and Participant shall not disclose such confidential information to any individual, corporation, partnership, limited liability company, limited liability partnership, association, trust or other unincorporated organization or entity other than the Company, except with the prior written consent of the Company, as may be required by law or court or administrative order (in which event Participant shall so notify the Company as promptly as practicable), or in performance of Participant’s duties on behalf of the Company.

(iii)	“Disability” shall mean physical or mental incapacity of a nature which prevents Participant, in the good faith judgment of the Committee, from performing the duties and responsibilities of Participant’s position with the Company for a period of ninety (90) consecutive days or one hundred and fifty (150) days during any year, with each year under this Agreement commencing on each anniversary of the date hereof.

(iv)	“Equivalent Position” shall mean an employment position that: (i) requires that Participant serve in a role and perform duties that are functionally equivalent to the role and duties performed by Participant for the Company prior to the Transaction; (ii) does not constitute a material, adverse change in Participant’s responsibilities or duties, when compared to Participant’s responsibilities or duties with the Company prior to the Transaction; or (iii) does not constitute a material, adverse change in Participant’s base salary and bonus opportunity, in the aggregate, when compared to Participant’s base salary and bonus opportunity with the Company prior to the Transaction.

(v)	“Good Reason” shall mean the occurrence of any of the following, without Participant's written consent: (i) a material reduction in Participant's base salary other than a general reduction in base salary that affects all similarly situated executives in substantially the same proportions; (ii) a material reduction in Participant's authority, duties, or responsibilities; (iii) a material reduction in the authority, duties, or responsibilities of Participant’s direct supervisor; (iv) a relocation of Participant's principal place of employment by more than [25] miles; and (v) any material breach by the Company of this Agreement [or the employment agreement between Participant and the Company dated _________ ]. Participant cannot terminate his/her employment for Good Reason unless he/she has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 60 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If Participant does not terminate his/her employment for Good Reason within 90 days after the first occurrence of the applicable grounds, then Participant will be deemed to have waived his/her right to terminate for Good Reason with respect to such grounds.

(vi)	“Transaction” shall mean (x) a Change of Control (as defined in the Company’s 2007 Stock Performance Incentive Plan) of the Company or (y), solely with respect to a Participant who devotes substantially all of his/her working time towards a business unit or division of the Company (the “Relevant Business”), whether in one or a series of transactions, (a) any merger, consolidation, joint venture, spin-off, or other business combination pursuant to which all or a significant portion of the Relevant Business’ operations as a stand-alone business separate and apart from any other business owned and operated by the Company and/or substantially all of the assets used in the Relevant Business’ as a stand-alone business separate and apart from any other business owned and operated by the Company is combined with or sold or transferred to a purchaser; or (b) the acquisition by a purchaser, directly or indirectly, of a majority of the capital stock of the Relevant Business, whether by way of tender offer, exchange offer, negotiated purchase or any other means.[2]

(vii)	“Successor” shall mean any person or entity that acquires all or substantially all of the Company’s assets or the Relevant Business, or into which the Company is merged or combined with the Company ceasing to exist (or the successor to any such entity, whether by merger, assignment or otherwise).

(b)         Payment of Benefits. Subject to Section 15, if Participant becomes entitled to a payment under Section 1(a)(A)(i), the Company (or Successor, if applicable) shall pay Participant the applicable amount in accordance with the Company’s then current payroll schedule, less applicable taxes, commencing the pay period immediately following Participant’s Qualifying Termination, but in no event prior to the consummation of the relevant Transaction triggering the right to [the enhanced] severance benefits under this Agreement [in lieu of the benefits under the Severance Agreement].

Section 2. Parachute Payment Limitation.

Anything in this Agreement to the contrary notwithstanding, in the event that:

(a)         the aggregate payments or benefits to be made or distributed by the Company or its affiliates to or for the benefit of Participant (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) which are deemed to be parachute payments as defined in Internal Revenue Code (“Code”) Section 280G or any successor thereto (the “Change of Control Benefits”) would be deemed to include an “excess parachute payment” under Code Section 280G; and

(b)         if such Change of Control Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Participant’s “base amount,” as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax times the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by Participant thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits times the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount. Any reduction made pursuant to this Section 2(b) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Code Section 280G) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Participant have any discretion with respect to the ordering of payment reductions.

2 NTD: To be tailored for different people depending on whether or not they work at a division that likely will be sold.

Section 3. Certain Covenants.

In partial consideration for the right to receive the benefits described in Section 1, Participant agrees as follows. For avoidance of doubt, the covenants set forth below are independent of any covenants that may be set forth in any other written agreements between the Parties:

(a)       Non-competition. During her/his employment by the Company or any subsidiary and through the end of six (6) months after the cessation of her/his employment with the Company or any subsidiary, Participant will not engage in a Competitive Activity (as defined below) with the Company or any of its subsidiaries. As used herein, “Competitive Activity” means Participant’s service as a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or Participant permitting her/his name to be used in connection with the activities of, any other business or organization anywhere in the United States, or in any other geographic area in which the Company or any of its subsidiaries operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business.) Notwithstanding the foregoing, Participant may work in a non-competitive business of a company which is carrying on a Competing Business.

(b)       Non-solicitation of Employees. During her/his employment by the Company or any subsidiary and through the end of one (1) year after the cessation of her/his employment with the Company or any subsidiary, Participant will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company or any subsidiary who was employed by the Company or a subsidiary during Participant’s period of employment by the Company or a subsidiary; provided that (a) the foregoing shall not be violated by any general advertising not targeted at any Company or subsidiary employees nor by Participant serving as a reference upon request, and (b) Participant may solicit and hire any one or more former employees of the Company or its subsidiaries who had ceased being such an employee for a period of at least six (6) months prior to any such solicitation or hiring.

(c)       Non-solicitation of Clients and Vendors. During her/his employment by the Company or any subsidiary and through the end of one (1) year after the cessation of her/his employment with the Company or any subsidiary, Participant will not solicit, in any business enterprise or activity, any client, customer, licensee, licensor, third-party service provider or vendor (a “Business Relation”) of the Company or any subsidiary who was a Business Relation of the Company or any subsidiary during Participant’s period of employment by the Company or any subsidiary to (i) cease being a Business Relation of the Company or any subsidiary or (ii) become a Business Relation of a Competing Business unless (without you having solicited such third party to cease such relationship) such third party ceased being a Business Relation of the Company or any subsidiary for a period of at least six (6) months prior to such solicitation.

(d)       Non-Disparagement. During her/his employment by the Company or any subsidiary and indefinitely thereafter, neither Participant or the Company shall make any statements, written or oral, to any third party which disparage, criticize, discredit or otherwise operate to the detriment of Participant or the Company, its present or former officers, shareholders, directors and employees and their respective business reputation and/or goodwill, provided, however, that nothing in this Section 3(d) shall prohibit either Participant or the Company from (i) making any truthful statements or disclosures required by applicable law regulation or (ii) taking any action to enforce its rights under this Agreement or any other agreement in effect between Participant or the Company.

(e)       Confidential Information. During her/his employment by the Company or any subsidiary, and indefinitely thereafter, Participant shall keep secret and retain in strictest confidence, any and all Confidential Information relating to the Company, except where Participant’s disclosure or use of such Confidential Information is in furtherance of the performance by Participant of Participant’s duties to the Company and not for personal benefit or the benefit of any interest adverse to the Company’s interests. Further, this Section 3(e) shall not prevent Participant from disclosing Confidential Information in connection with any litigation, arbitration or mediation to enforce this Award Agreement or other agreement between the parties, provided such disclosure is necessary for Participant to assert any claim or defense in such proceeding. Upon Participant’s termination of employment, Participant shall return to the Company all copies, reproductions and summaries of Confidential Information in Participant’s possession and use reasonable efforts to erase the same from all media in Participant’s possession, and, if the Company so requests, shall certify in writing that Participant has done so, except that Participant may retain such copies, reproductions and summaries during any period of litigation, arbitration or mediation. All Confidential Information is and shall remain the property of the Company (or, in the case of information that the Company receives from a third party which it is obligated to treat as confidential, then the property of such third party); provided, Participant shall be entitled to retain copies of (i) information showing Participant’s compensation or relating to reimbursement of expenses, (ii) information that is required for the preparation of Participant’s personal income tax return, (iii) documents provided to Participant in Participant’s capacity as a participant in any employee benefit plan, policy or program of the Company and (iv) and any agreement by and between Participant and the Company with regard to Participant’s service or termination thereof.

(d)       The parties acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Agreement, without receiving the additional consideration offered by Participant in binding her/himself to these restrictions. In the event of a breach or threatened breach by Participant of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Participant from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 4. Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, General Counsel/Compensation Committee Chair, TheStreet, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of Participant, at her/his principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

Section 5. Representations.

The Company hereby represents and warrants that the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 6. Amendment.

This Agreement may be amended only by a written agreement signed by the parties hereto.

Section 7. Binding Effect.

The rights and duties under this Agreement are not assignable by Participant other than as a result of her/his death. None of Participant’s rights under this Agreement shall be subject to any encumbrances or the claims of Participant’s creditors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

Section 8. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction.

Section 9. Severability.

If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any way.

Section 10. Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 11. Entire Agreement.

This Agreement sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 12. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

Section 13. Consent to Jurisdiction.

The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 14. No Duty to Mitigate.

Participant shall have no duty to mitigate or have any off-set made against amounts payable by the Company to Participant hereunder.

Section 15. Release.

As a condition to the obligation of the Company to make the payments provided for in this Agreement and otherwise perform its obligations hereunder to Participant upon Participant’s Qualifying Termination, Participant or her legal representatives shall deliver to the Company a written release, substantially in the form attached hereto as Exhibit A (the “Release”), which must become effective no later than the sixtieth (60th) day following the Qualifying Termination (or, if such Qualifying Termination occurs prior to the closing of the Transaction, the date of the closing of the Transaction) (the “Release Deadline”), and if not, Participant will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Participant and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Participant having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the Qualifying Termination occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Participant’s Qualifying Termination occurs, then any severance payments or benefits under this Agreement that would be considered deferred compensation not exempt under Section 409A (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the date the Release becomes effective, or (iii) Section 16; provided however, that the first payment shall include all amounts that would have been paid to Participant if payment had commenced on the date of the Qualifying Termination.

Section 16. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Participant, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Participant has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Participant, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Participant has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”).

(b) Notwithstanding any provision of this Agreement to the contrary, if Participant is a “specified employee” as determined by the Board or the Compensation Committee of the Board in accordance with Section 409A, Participant shall not be entitled to any Deferred Payments until the earlier of (i) the date which is six (6) months and one (1) day after her/his termination of employment for any reason other than death (except that during such six (6) month period Participant may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of her death.

(c) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. If any provision of this Agreement or of any award of compensation, including equity compensation or benefits would cause Participant to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

(d) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Participant, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

Section 17. Termination Outside of the Transaction Period.

The benefits provided under this Agreement are in lieu of any benefit provided under any other severance plan, program or arrangement of the Company in effect at the time of a Qualified Termination. In the event Participant’s employment is terminated for any reason outside of the Transaction Period, then Participant shall only be entitled to receive severance and any other benefits as provided for under other written agreements with the Company[, including, without limitation, the Severance Agreement, which will remain in force and effect for any termination other than during the Transaction Period].

    IN WITNESS WHEREOF, the undersigned have executed this Agreement as of _________, 2018.

NAME

THESTREET, INC.

By:
Name: Dave Callaway
Title: Chief Executive Officer

EXHIBIT A

FORM OF RELEASE

This Release (this “Release”) is entered into by _________ (“Participant”) and TheStreet, Inc., a Delaware corporation (the “Company”), effective as of _________ (the “Effective Date”).

In consideration of the promises set forth in the Transaction Severance Agreement between Participant and the Company, dated as of _______, 20__ (the “Agreement”), Participant and the Company agree as follows:

1.        General Releases and Waivers of Claims.

(a)  Participant’s Release of Company. In consideration of the payments and benefits provided to Participant under the Agreement and after consultation with counsel, Participant on behalf of him/herself and each of her/his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Participant Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its current and former subsidiaries and affiliates and each of their respective current and former officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Participant Parties may have, or in the future may possess, arising out of any aspect of Participant’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that Participant does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right Participant may have to enforce this Release or the Agreement, (iii) Participant’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which Participant is a party or as to which Participant otherwise is entitled to indemnification benefits, with respect to any liability she incurred or might incur as an employee, officer or director of the Company, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974, or (v) any rights under or in respect of any written agreements executed by the parties (collectively, the “Applicable Agreements”). Additionally, nothing in this Release precludes Participant from reporting possible violations of federal law or regulation, or participating in any investigation or proceeding, to or before any federal or state agency or governmental body (“Government Agencies”) or from making other disclosures that are protected under the whistleblower provisions of federal law or regulation without prior authorization from or any notice to the Company. However, while Participant may file a charge and participate in any such proceeding, by signing this Agreement, Participant waives any right to bring a lawsuit against the Company Parties, and waive any right to any individual monetary recovery in any such proceeding or lawsuit; provided, however, notwithstanding anything to the contrary in this Agreement, in no way shall this Agreement limit Participant’s right to receive an award for information provided to any Government Agencies.

(b) Participant’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to Participant under the Agreement, Participant on behalf of him/herself and the other Participant Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the Participant Parties may have as of the date Participant signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, Participant hereby acknowledges and confirms the following: (i) Participant was advised by the Company in connection with his/her termination to consult with an attorney of his/her choice prior to signing this Release and to have such attorney explain to him/her the terms of this Release, including, without limitation, the terms relating to his/her release of claims arising under ADEA, and Participant has in fact consulted with an attorney; (ii) Participant was given a period of not fewer than twenty-one (21) days to consider the terms of this Release and to consult with an attorney of his/her choosing with respect thereto; and (iii) Participant knowingly and voluntarily accepts the terms of this Release. Participant also understands that s/he has seven (7) days following the date on which s/he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his/her revocation of the release and waiver contained in this paragraph.

(c)  Company’s Release of Participant. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the Participant Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of Participant’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting (i) any Claim which would constitute or result from conduct by Participant that constituted the basis for termination for Cause under the Agreement or could be a crime of any kind, or (ii) rights arising under or in respect of the Agreement. Anything to the contrary notwithstanding in this Release, nothing herein shall release Participant or any other Participant Party from any Claims based on any right the Company may have to enforce this Release or the Agreement or any of the Applicable Agreements.

(d)  No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2.        Proceedings. Neither Participant nor the Company have filed any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to Participant’s employment or the termination thereof (each, individually, a “Proceeding”).

3.        Remedies.

(a)  In the event Participant initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if she fails to abide by any of the terms of this Release, or if s/he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven (7)-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him/her, and terminate any benefits or payments that are due pursuant to the termination provisions of the Agreement, without waiving the release granted herein. In addition, in the event that Participant has failed to comply with Section 3 of the Agreement (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreement reclaim any amounts paid to her pursuant to the Agreement, without waiving the release granted herein. Participant acknowledges and agrees that the remedy at law available to the Company for breach of any of his/her post-termination obligations under the Agreement or any of the Applicable Agreements or his/her obligations hereunder or thereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, Participant acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining Participant from breaching his/her post-termination obligations under the Agreement or any of the Applicable Agreements or her obligations hereunder or thereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)  Participant understands that by entering into this Release s/he will be limiting the availability of certain remedies that s/he may have against the Company and limiting also his/her ability to pursue certain claims against the Company.

(c)  The Company acknowledges and agrees that the remedy at law available to Participant for breach of any of its post-termination obligations under the Agreement or any of the Applicable Agreements or its obligations hereunder or thereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that Participant may have at law or in equity, Participant shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreement or any of the Applicable Agreements or its obligations hereunder or thereunder. Such injunctive relief in any court shall be available to Participant, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d)  The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against Participant and limiting also its ability to pursue certain claims against Participant.

4.        Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5.        Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or Participant.

6.        Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

7.        Notices. All notices or communications hereunder shall be made in accordance with Section 4 of the Agreement.

EXECUTIVE ACKNOWLEDGES THAT S/HE HAS READ THIS RELEASE AND THAT SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT SHE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HER OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of _______________.

Name:
THESTREET, INC.

By:
Name:
Title:

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